JOSEPH J. LHOTA, FORMER DEPUTY MAYOR OF NEW YORK,
                      TO JOIN FIRST AVIATION SERVICES INC.
                               BOARD OF DIRECTORS

WESTPORT, CONNECTICUT - March 13, 2002 - First Aviation Services Inc. (NASDAQ:
FAVS) today announced that Joseph J. Lhota will join its Board of Directors effective April 2, 2002.

Mr. Lhota currently serves as Executive Vice President, Corporate Administration of Cablevision Systems Corporation. He oversees several areas of Cablevision, including Lightpath, the company's business telecommunications services division. Mr. Lhota's areas of responsibility include executive recruiting and staffing, corporate development, the company's facilities and real estate departments, Cablevision University, Rainbow travel and payroll.

Prior to joining Cablevision, Mr. Lhota served various positions on former New York City Mayor Rudolph W. Giuliani's senior management team. From 1998 on, he was New York's Deputy Mayor for Operations, overseeing the day-to-day operations of city government. Previously, Mr. Lhota was the budget director for New York City. As the city's senior financial executive, he was responsible for managing its $36 billion operating budget and $45 billion capital improvement program.

Prior to his municipal service, Mr. Lhota spent 15 years in investment banking specializing in public finance. He served as director of public finance at CS First Boston Corporation and as a member of its Public Finance Management Committee. Previously, he had been a managing director at Paine Webber Incorporated.

Mr. Lhota holds a Bachelor of Science Degree in Business Administration from Georgetown University and a Master of Business Administration from the Harvard Business School.

Commenting on the appointment, Aaron P. Hollander, Chairman of the Board of First Aviation noted, "We are very pleased to welcome Joe to our Board of Directors. Joe is well known and

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respected in the financial community. He is a successful individual with great experience and will be a great asset to First Aviation as we continue to move forward with our growth plans."

Mr. Lhota will fill the vacancy caused by the passing of Mr. Charles B. Ryan.

About First Aviation
--------------------

First Aviation, located in Westport, Connecticut is a worldwide leader in providing aerospace products and services to aircraft operators of some of the most widely used commercial and general aviation aircraft. Its operations include Aerospace Products International, Inc. ("API"), based in Memphis, Tennessee. In addition to the product lines it distributes, API offers overhaul and repair services for brakes and starter/generators, and builds custom hose assemblies. API also is a leading provider of supply chain management and customized third party logistics services. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be the fastest growing provider of aviation products and inventory management solutions in the industry.

More information about First Aviation can be found on the World Wide Web at http://www.firstaviation.com and, http://www.apiparts.com.

                                      # # #

Contact:  Michael D. Davidson
          Corporate Controller
          First Aviation Services Inc.
          (203) 291-7707